UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 16, 2017

SJW Group
(Exact name of registrant as specified in its charter)

Delaware	001-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California		95110
(Address of principal executive offices)		(Zip Code)

(408) 279-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 8.01    Other Events.

As previously disclosed, on February 22, 2016, SJW Group entered into a Purchase and Sale Agreement (the “Agreement”) with Guadalupe-Blanco River Authority (“GBRA”), pursuant to which SJW Group agreed to sell all of its equity interest in its wholly-owned subsidiary, Texas Water Alliance Limited, to GBRA for $31,000,000 (the “Transaction”). On November 16, 2017, the Transaction closed. As provided in the Agreement, GBRA held back $3,000,000 ("Holdback Amount") from the payment of the purchase price at the closing, which amount will be paid to SJW Group on June 30, 2021, subject to reduction under certain conditions. The Transaction resulted in an estimated pre-tax gain on sale of $12,500,000, excluding the Holdback Amount, and net cash proceeds to SJW Group, net of the Holdback Amount, of approximately $23,500,000, including the deposit released to SJW Group in June 2017.

On November 16, 2017, in connection with the closing of the Transaction, the Board of Directors declared a special dividend in the amount of $0.17 per share, payable on December 11, 2017, to shareholders of record at the close of business on November 29, 2017.  Such dividend brings the total 2017 dividend to $1.04 per share.

The Company issued a press release on November 16, 2017, announcing the closing of the Transaction and the special dividend described above, and a copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number           Description of Document

99.1                 Press Release dated November 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW GROUP
Date: November 16, 2017	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer